UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2025

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Fifth Avenue, Suite 400

New York, NY 10001

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Global Market
8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	LFMDP	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2025, LifeMD, Inc. (the “Company”) publicly announced the appointment of Shayna Webb Dray as the Chief Operating Officer of the Company effective March 27, 2025.

Shayna Webb Dray, age 38, is an accomplished operations and supply chain executive with over 15 years of experience in transforming operations within high-growth and established organizations. Her expertise lies in driving improved outcomes and reducing costs through process optimization and collaborative team building. Ms. Webb Dray is dedicated to continuous improvement, creating quality experiences, and implementing innovative solutions, consistently delivering significant annual savings and enhanced process function.

Prior to her appointment as Chief Operating Officer of the Company, Ms. Webb Dray served as the Senior Vice President of Operations of the Company from September 2023 to July 2025. In this role, she was responsible for the launch and subsequent scaling of the Company’s weight management program, as well as overseeing day-to-day management of the Care Center, Pharmacy, Clinical Operations, and the Project Management Office. Ms. Webb Dray previously served as the Head of Supply Chain & Procurement of the Company from May 2021 to September 2023, where she spearheaded the creation of a comprehensive supply chain strategy. Before that, as the Executive Director of Operations at Kaplan Publishing, a subsidiary of Graham Holdings Company, from March 2016 to May 2021, she generated substantial annual savings through supply chain optimization and advised on key operational and strategic initiatives.

Ms. Webb Dray holds a Bachelor of Science in Supply Chain Management and Marketing from Syracuse University, where she was a Brethen Scholar.

There are no family relationships between Ms. Webb Dray and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no related party transactions between the Company and Ms. Webb Dray reportable under Item 404(a) of Regulation S-K.

In connection with Ms. Webb Dray’s appointment as Chief Operating Officer of the Company, the Company and Ms. Webb Dray entered into a Third Amendment, dated July 27, 2025, to the Confidential Offer Letter between the Company and Ms. Webb Dray, dated April 14, 2021, as amended on November 8, 2023 and May 7, 2024 (as amended, the “Employment Agreement”), pursuant to which Ms. Webb Dray receives a base salary of $400,000. On July 27, 2025, the Company and Ms. Webb Dray also entered into a Restricted Stock Unit Award Agreement, pursuant to which she received 100,000 restricted stock units (“RSUs”), of which (i) 10,000 RSUs will vest on January 1, 2026, (ii) 20,000 RSUs will vest on January 1, 2027, (iii) 20,000 RSUs will vest on January 1, 2028, (iv) 25,000 RSUs will vest on the Company’s healthcare business achieving certain annualized EBITDA targets, on or before December 31, 2027, and (v) 25,000 RSUs will vest on the Company’s healthcare business achieving certain annualized EBITDA targets, on or before December 31, 2027.

Upon termination of Ms. Webb Dray’s employment with the Company without “Cause” or for “Good Reason,” as such terms are defined in the Restricted Stock Unit Award Agreement, any then unvested, time-based Restricted Stock Units scheduled to vest in less than one year from the date of such termination shall vest in a pro rata manner. Unvested RSUs will vest immediately prior to the closing of a “Change of Control,” as defined in the Restricted Stock Unit Award Agreement. The award may be forfeited in the event of Ms. Webb Dray’s breach of certain covenants contained in the Restricted Stock Unit Award Agreement.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement and the Restricted Stock Unit Award Agreement, and such description is qualified in its entirety by reference to the full text of the agreements, which are filed as exhibits and incorporated by reference into this Current Report on Form 8-K.

Item 8.01	Other Events

On July 31, 2025, the Company issued a press release announcing the appointment of Shayna Webb Dray as the Chief Operating Officer of the Company. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Confidential Offer Letter, dated April 14, 2021 between LifeMD, Inc. and Shayna Webb Dray
10.2	First Amendment to Employment Agreement, dated November 8, 2023 between LifeMD, Inc. and Shayna Webb Dray
10.3	Second Amendment to Employment Agreement, dated May 7, 2024 between LifeMD, Inc. and Shayna Webb Dray
10.4	Third Amendment to Employment Agreement, dated July 27, 2025 between LifeMD, Inc. and Shayna Webb Dray
10.5	Restricted Stock Unit Award Agreement, dated July 27, 2025, between LifeMD, Inc. and Shayna Webb Dray
99.1	Press Release, dated July 31, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated: July 31, 2025	By:	/s/ Eric Yecies
Eric Yecies
Chief Legal Officer and General Counsel